Exhibit 10(a)
September 8, 2010
Mr. Henry R. Bond
Dear Henry:
This letter will confirm our on-going conversations and serve as a revised offer of employment.
Your position of Senior Vice President and Chief Financial Officer will report directly to me and is located in our Solon, Ohio facility. It is understood that you will work up to one day per week out of our Alpharetta office.
As a member of the Management Committee, you will be eligible for the following compensation and benefits:
•	Starting base salary of $12,500, paid semi-monthly, as earned upon your start date, annualized at $300,000. Your first merit increase consideration will occur April 1, 2011.

•	Annual target cash incentive of $150,000, effective at the start of FY11 which shall be prorated for the portion of the year during which you are employed by Agilysys. Achievement will be determined based on performance against the FY11 Annual Incentive Plan (AIP) approved by the Board for Agilysys, Inc. executive officers, with MBO’s determined after you begin at Agilysys as approved by the Compensation Committee of the Board of Directors.

•	A grant of 30,000 shares of restricted stock to be made on your hire date.

•	A Long-Term Incentive Plan (LTIP) of 50,000 stock settled stock appreciation rights (SSAR’s) to be made on your hire date.

•	A signing bonus of $75,000 payable on your date of hire that would be repaid to the Company in full if you voluntarily terminate your employment with the Company prior to the second anniversary of your date of hire, other than pursuant to Paragraph 5.E. of your Employment Agreement, and a retention bonus of $75,000 payable on the second anniversary of your date of hire, provided you are employed by the Company or its successor on that date.

Mr. Henry R. Bond
September 8, 2010

•	Twenty-five days per year of paid time off in addition to the Company’s holidays.

•	An Employment Agreement that contains a 12-month target compensation and benefit continuation provision in the event of termination without cause and a non-competition agreement covering the salary continuation period. A copy of the agreement is attached as Exhibit A.

•	Full participation in the Agilysys, Inc. health, life insurance, paid time off (PTO), 401(K) and profit sharing plans. In addition, you will be eligible to participate in the following executive benefit plans:
➢	Benefit Equalization Plan (BEP)

➢	Executive Life Insurance Plan

➢	Personal Liability Policy

➢	Health Management Program

➢	Auto Allowance — $450 per month
•	The Relocation Assistance benefits outlined in the Exhibit B.

•	This offer requires that you sign an Employment Agreement (non-competition), Insider Trading Policy, Non-Disclosure Agreement and Business Ethics Policy. It also requires a satisfactory background investigation and negative drug test to which you must consent. Enclosed with this letter is the application for employment and consent forms that must be completed and returned to me along with the directions and drug testing chain of custody form.
Sincerely,
Martin F. Ellis

Exhibit A
EMPLOYMENT AGREEMENT
AGILYSYS, INC.

Employee Name: Henry R. Bond	Position: Senior VP and CFO

Effective Date: October 18, 2010
You are a valuable Agilysys employee, and we expect you to make a significant contribution to Agilysys’ success. As a result, Agilysys, Inc. (“Agilysys”) wishes to employ you during the following years under the terms of this agreement.
1.	Employment Period. You will be employed by Agilysys for the period beginning with the Effective Date set forth above and ending with the Termination Date as defined in Paragraph 5, below (the “Employment Period”).

2.	Position. You shall initially be employed in the position set forth above, with the duties and responsibilities customarily associated with that position. From time to time, Agilysys may determine that it is in Agilysys’ best interest to add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title.

3.	Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your best efforts, energies, and skills to advance the business of Agilysys, to further and improve its relations with suppliers, customers and others, and to keep available to Agilysys the services of its employees. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including ethical standards set forth in the Code of Business Conduct.

4.	Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. Agilysys reserves the right, however, in its sole discretion, to impose salary reduction, and/or other cost reduction programs, which may reduce your targeted cash compensation (provided that any such program is not discriminatory and treats you the same as other Agilysys employees holding similar positions). You shall be eligible to participate in any and all employee benefit plans made available from time to time to Agilysys employees generally.

5.	Termination. Your employment may be terminated for Cause by Agilysys, voluntarily by you, or without Cause by Agilysys. The last date of your employment as a result of termination for any of these reasons is the “Termination Date.”
A.	Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (a) your death, disability, or legal incompetence; (b) the issuance by Agilysys of a notice terminating your employment “for Cause” (which, for these purposes, means: (i) breach of any term of this agreement or any other duty to Agilysys; (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflict of interest, or a material breach of a policy of Agilysys; (iii) your conviction for any felony crime, or for any other crime involving misappropriation of money or other property of Agilysys; (iv) misconduct, malfeasance or insubordination; or (v) gross failure to perform under this agreement (not including simply a failure to attain quantitative targets)); or (c) you voluntarily resign your employment, then your salary will end on the Termination Date.

B.	Termination Without Cause. If your employment is terminated by Agilysys for any reason other than those identified in Paragraph 5.A., above, then you will be paid a severance (“Severance Payments”) equal to one (1) year regular base and target incentive salary (if applicable), which will be at the rate applicable to you at the time your employment terminates and will be paid during regular pay intervals during the one (1) year period (“Severance Period”). In case of termination without Cause, you will be eligible to continue to participate in applicable medical and dental coverage program(s) available to Agilysys employees for the duration of the Severance Period. You will not otherwise be eligible for severance under any Agilysys severance plan and you will not be eligible to receive the Severance Payments outlined in this paragraph 5.B. more than once.

C.	Change of Position. If Agilysys changes your position such that your responsibilities or compensation are substantially lessened, or if you are required to relocate to a facility more than 50 miles away from your current locations (Cleveland and Atlanta) (referred to collectively as a “Change of Position”), then you may, within 30 days of such Change of Position, give Agilysys written notice that you are terminating your employment for this reason. Such termination for Change of Position will be deemed a termination by Agilysys without Cause for purposes of this Agreement and you shall be entitled to the Severance Payments described in Paragraph 5.B., above.

D.	Change of Control. If there is a change of control of Agilysys, as defined by Section 409(A) of the Internal Revenue Code, and your employment with Agilysys or its successor is terminated without cause, then you shall be entitled to the Severance Payments described in Paragraph 5.B. above.

E.	Public Company Status. If there is a change of control of Agilysys and the Company is no longer publicly traded, then you shall be provided with the opportunity to terminate your employment during the thirty day period beginning on the first anniversary of delisting and receive the Severance Payment described in Paragraph 5.B. above

6.	Confidential Information. During the course of your employment, you have learned, and will learn, various proprietary or confidential information of Agilysys and/or its related and affiliated companies (including the identity of customers and employees; vendor information; marketing information and strategies; sales training techniques and programs; product development and design; acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices). You shall use such information only in connection with the performance of your duties to Agilysys and agree not to copy, disclose, or otherwise use such information or contest its confidential or proprietary nature. You agree to return any and all written documents containing such information to Agilysys upon termination of your employment.

7.	Restrictive Covenants.
A.	No Hiring. During the Employment Period and for 12 months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of Agilysys at any time during the 12 months preceding the end of the Employment Period.

B.	Non-Competition. In the event that (i) Agilysys terminates your employment for Cause or (ii) you voluntarily terminate your employment with Agilysys for any reason other than Change of Position, you agree that for a period of 12 months after such termination you will not be employed by, own, manage, operate, or control, or participate, directly or indirectly, in the ownership, management, operation, or control of, or be connected with (whether as a director, officer, employee, partner, consultant, or otherwise), any business which competes with the business of Agilysys, any peer group of Agilysys identified in the three prior proxy statements of Agilysys, any Agilysys customer, any vendor with whom Agilysys does business and any companies selling enterprise computer systems, and related consulting, integration, maintenance and professional services (the “Non-compete Obligation.”)

C.	If Agilysys terminates your employment for any reason other than for Cause (or if you terminate your employment for reasons of Change of Position), then the above Non-Compete Obligation will not apply to you, unless Agilysys, at its option, elects to extend the Non-Compete Obligation to you for up to a twelve-month period (“Extended Non-Competition Period”), in which case Agilysys will pay your regular base and target incentive salary (if applicable), in accordance with regular payroll practices (the “Non-Competition Payments”), during the Extended Non-Compete Period.

Any Non-Competition Payments made to you will be in lieu of Severance Payments. To the extent the Non-Competition Period is shorter than the Severance Period applicable to you, if any, Severance Payments, if applicable to you, will be made to you for the duration of the remainder of the Severance

Period after the end of the Non-Competition Period. All decisions as to (i) whether to extend to you the Non-Compete Obligation (and therefore, whether to make Non-Competition Payments to you); and (ii) the duration of any such Extended Non-Compete Period, shall be within the sole discretion of Agilysys, and will be communicated to you at the time of termination. The Non-Competition Payments described in this subparagraph apply only to termination of your employment by Agilysys for reasons other than for Cause, or if you terminate your employment for reasons of Change of Position.

It is understood and acknowledged that any Non-compete Obligation arising under Paragraph 7 shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Paragraphs 7.A. and 7.B., above.
8.	Assignment of Inventions. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of the Agilysys and its affiliates, conceived or developed by you during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.

9.	Specific Performance and Injunctive Relief. You acknowledge that Agilysys will be irreparably damaged if the provisions of this agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Agilysys, and that Agilysys is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Agilysys may have.

10.	Severability and Reformation. The provisions of Paragraphs 6 through 10 of this agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period. Any paragraph, phrase, or other provision of this agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.

11.	Assignment.
(a)	This agreement is personal to you, and cannot be assigned by you to any other party.

(b)	This agreement shall inure to the benefit of, and be binding upon and enforceable by Agilysys, and by its successors and assigns. This agreement may be assigned by Agilysys, without your consent, to a third party (“Assignee”) in connection with the sale or transfer of all or substantially all of Agilysys’ business, or any division or unit thereof, whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by Agilysys will not constitute nor be deemed a termination of your employment by Agilysys, and will not give rise to any rights under Paragraph 5 of this Agreement. After such assignment, any further rights which you have under this Agreement will be the responsibility of the Assignee.
12.	General. This agreement constitutes our full understanding relating to your employment with Agilysys, and replaces and supersedes any and all agreements, contracts, representations or understandings with respect to your employment (collectively, “Prior Agreements”). This agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to principles of conflicts of law. In the event of a conflict between the terms hereof and the provisions of Agilysys’ Employee Handbook, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. This agreement may not be superseded, amended, or modified except in a writing signed by both parties.

In witness whereof the parties have executed this agreement this ___ day of September, 2010.

AGILYSYS, INC.
By:
Martin F. Ellis
Title:	President and Chief Executive Officer

By:
Henry R. Bond
Title:	Senior Vice President and Chief Financial Officer

Exhibit B
Henry Bond
Relocation Assistance
Agilysys will pay the following out-of-pocket expenses, supported by third-party receipts, in connection with your relocation:
•	The out-of-pocket costs incurred in connection with the moving of your primary residence, including the shipment of household goods, packing and limited unpacking by carrier, insurance coverage for household goods on an actual cash value basis, shipment of one automobile, and travel expenses to the new residence

•	Weekly airfare for you between Cleveland and Atlanta until the later of July 15, 2011 or the date that Agilysys asks you to move your residence

•	Cost of up to three dinners per week while you are staying in Cleveland

•	Airfare for your spouse and two children to visit Cleveland, in lieu of your traveling to Atlanta, up to five times between the your date of hire and July 15, 2011

•	Closing costs incurred on the sale of your current residence (including real estate commissions) and closing costs on the purchase of a new home in Cleveland

•	Cost of temporary housing in Cleveland until the later of July 15th and the date that Agilysys asks you to move your residence

•	Tax gross-up on the each of the above amounts which are compensatory to you

•	One month’s base salary, or $25,000, to cover incidental and miscellaneous moving expenses incurred in connection with a relocation of your primary residence